EXHIBIT 10.1

Management Incentive Program

SECTION 1.                            Purpose; Definitions. The purpose of the Mothers Work, Inc. Management Incentive Program (the “Program”) is to enable Mothers Work, Inc. (the “Company”) and its affiliated companies to motivate and reward favorable performance by providing cash bonus payments based upon the achievement of pre-established and objective performance goals for each fiscal year.

For purposes of the Program, the following terms will have the meanings defined below, unless the context clearly requires a different meaning:

(a)          “Affiliate” means, with respect to any Person, any other person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, the term “control,” including its correlative terms “controlled by” and “under common control with,” mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b)         “Award” means a cash bonus under the Program.

(c)          “Board” means the Board of Directors of the Company, as constituted from time to time.

(d)         “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

(e)          “Committee” means the Compensation Committee of the Board, and shall consist of members of the Board who are not employees of the Company or any affiliate thereof and who qualify as “outside directors” under Section 162(m) of the Code.

(f)            “Fiscal Year” means the period beginning on October 1 and ending on September 30.

(g)         “Participant” means the executive officers of the Company and any other key employee of the Company or any Affiliate with the title of “manager” or above selected by the Committee to participate in the Program.

(h)         “Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization.

(i)             “Performance Period” means each Fiscal Year or another period as designated by the Committee, so long as such period does not exceed one year.

SECTION 2.                            Administration of Program. The Committee shall administer and interpret the Program, provided, that, the Program will not be interpreted in a manner that causes an Award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code to fail to so qualify. The Committee shall have the power, from time to time, to: (i) select Participants; (ii) determine the amount of cash to be paid pursuant to each Participant; (iii) determine the terms and conditions of each Award; (iv) establish the performance objectives for any Performance Period in accordance with Section 3 and certify whether such performance objectives have been obtained; (v) establish and amend rules and regulations relating to the Program, and to make all other determinations necessary and advisable for the administration of the Program; and (vi) correct any defect, supply any omission or reconcile any inconsistency in the Program or any Award.

Nothing in the Program shall be deemed to limit the ability of the Committee to grant Awards to Participants under the Program which are not intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code and which are not exempt from the limitations thereof.

All decisions made by the Committee pursuant to the Program shall be made in the Committee’s sole and absolute discretion and shall be final and binding on the Participants, and the Company.  No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Program other than as a result of such individual’s willful misconduct.

SECTION 3.                            Awards.

(a)          Performance Criteria. Within 90 days after each Performance Period begins (or such other date as may be required or permitted under Section 162(m)), the Committee shall establish the performance objective or objectives that must be satisfied in order for a Participant to receive an Award for that Performance Period.  In addition, at that time the Committee will also specify the portion of Awards that will be payable upon the full, partial or over-achievement of specified performance objectives for that Performance Period.  Except with respect to an Award that is not intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code, such performance objectives will be based upon the following criteria, as determined by the Committee for the applicable Performance Period (subject to adjustment in accordance with Section 3(b), below):

(i)                                     the attainment of certain target levels of, or a specified percentage increase in, (1) revenues, (2) income before taxes and extraordinary items, (3) net income, (4) operating income, (5) earnings before income tax, (6) earnings before interest, taxes, depreciation and amortization, (7) after-tax or pre-tax profits, (8) operational cash flow, (9) return on capital employed or returned on invested capital, (10) after-tax or pre-tax return on stockholders’ equity, (11) the price of our common stock or (12) a combination of the foregoing;

(ii)                                  the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, our bank debt or  other public or private debt or financial obligations;

(iii)                               earnings per share or the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations;

(iv)                              the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula;

(v)                                 the growth in the value of an investment in our common stock assuming the reinvestment of dividends;

(vi)                              the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level in or increase in all or a portion of controllable expenses or costs or other expenses or costs; and/or

(vii)                           any other objective business criteria that would not cause an Award to fail to constitute “qualified performance-based compensation” under Section 162(m) of the Code.

(viii)                        Performance goals may be established on a Company-wide basis or with respect to one or more business units, divisions, Affiliates, or products; and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies.  The performance objectives for a particular Performance Period need not be the same for all Participants.

(b)         Adjustments to Performance Criteria.  The Committee may provide, at the time the performance goals are established in accordance with Section 3(a), that adjustments will be made to the applicable performance goals to take into account, in any objective manner specified by the Committee, the impact of one or more of the following: (i) gain or loss from all or certain claims and/or litigation and insurance recoveries, (ii) the impairment of tangible or intangible assets, (iii) stock-based compensation expense, (iv) extraordinary, unusual or infrequently occurring events reported in the Company’s public filings, (v) restructuring activities reported in the Company’s public filings, (vi) investments, dispositions or acquisitions, (vii) gain or loss from the disposal of certain assets, (viii) gain or loss from the early extinguishment, redemption, or repurchase of debt, (ix) cash or non-cash charges related to store closing expenses, (x) changes in accounting principles that become effective during the performance period, or (xi) any other item, event or circumstance that would not cause an Award to fail to constitute “qualified performance-based compensation” under Section 162(m) of the Code.

Any adjustment described in this Section 3(b) may relate to the Company or to any subsidiary, division or other operational unit of the Company or its Affiliates, as determined by the Committee at the time the performance goals are established.  Any adjustment shall be determined in accordance with generally accepted accounting principles and standards, unless such other objective method of measurement is designated by the Committee at the time performance goals are established.  Notwithstanding the foregoing, adjustments will be made as necessary to any performance criteria related to the Company’s stock to reflect changes in corporate capitalization, including a recapitalization, stock split or combination, stock dividend, spin-off, merger, reorganization or other similar event or transaction affecting the Company’s stock.

(c)          Maximum Award Amount Payable. The maximum amount payable hereunder to any single Participant with respect to any particular Performance Period will not exceed $1,500,000.

(d)         Payment Conditioned on Continued Employment.  No Participant will be entitled to any payment hereunder with respect to any particular Performance Period unless he or she has remained continuously employed by the Company or its Affiliates through the last day of that Performance Period (or such other date as is specified by the Committee at the time that performance objectives are established).

(e)          Negative Discretion. Notwithstanding anything else contained in Section 3(b) to the contrary, the Committee shall have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 3(b) based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under Section 3(b).

SECTION 4.                            PAYMENT.  To the extent that the Committee determines at the time of grant to qualify an Award as performance-based compensation under Section 162(m) of the Code, no Award shall be payable except upon written certification by the Committee that the performance goals have been satisfied to a particular extent and that any other material terms and conditions precedent to payment of an Award have been satisfied.  Payment hereunder will be made as soon as practicable after the Committee certification referenced above is completed, but in no event later than 2½ months following the end of the Fiscal Year to which the Award relates.

SECTION 5.                            GENERAL PROVISIONS

(a)          Amendment and Termination. The Board or the Committee may at any time amend, suspend, discontinue or terminate the Program; provided; however, that no such action shall be effective without approval by the shareholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Participants as “qualified performance-based compensation” under Section 162(m) of the Code.

(b)         Unsecured Creditor Status.  A Participant entitled to payment hereunder shall rely solely upon the unsecured promise of the Company and nothing herein contained shall be construed to give to or vest in a Participant or any other person now or at any time in the future, any right, title, interest, or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatever owned by the Company, or in which the Company may have any right, title, or interest, nor or at any time in the future.

(c)          Non-Assignment of Awards.  The Participant shall not be permitted to sell, transfer, pledge or assign any amount payable pursuant to the Program or an Award, provided that the right to payment of an Award earned hereunder may pass by will or the laws of descent and distribution.

(d)         Separability.  If any term or condition of the Program shall be invalid or unenforceable to any extent or in any application, then the remainder of the Program, with the exception of such invalid or unenforceable provision, shall not be affected thereby, and shall continue in effect and application to its fullest extent.

(e)          Continued Employment.  Neither the adoption of the Program nor the execution of any document in connection with the Program will: (i) confer upon any employee of the Company or an Affiliate any right to continued employment with the Company or such Affiliate, or (ii) interfere in any way with the right of the Company or such Affiliate to terminate the employment of any of its employees at any time.

(f)            Incapacity.  If the Committee determines that a Participant is unable to care for his affairs because of illness or accident, any amount due such Participant under the Program may be paid to his spouse, child, parent, or any other person deemed by the Committee to have incurred expense for such Participant (including a duly appointed guardian, committee, or other legal representative), and any such payment shall be a complete discharge of the Company’s obligation hereunder.

(g)         Withholding.  The Company shall withhold the amount of any federal, state, local or other tax, charge or assessment attributable to the payment of any Award as it may deem necessary or appropriate, in its sole discretion.

(h)         Governing Law.  The Program and all Awards granted hereunder will be governed by and construed in accordance with the laws and judicial decisions of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.